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                                                                  EXHIBIT 3.11

                 CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND
                 RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                NUMEX CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         The undersigned, being the duly elected Chief Executive Officer and Secretary of Numex Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware in accordance with the provisions of Section 103 thereof (the "Corporation"), DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors has duly adopted the following recitals and resolutions:

         "WHEREAS, the Certificate of Incorporation of this corporation, as amended, provides for a class of shares known as Preferred Stock, par value $1.00 per share, of the Corporation (the "Preferred Stock"), issuable from time to time in one or more series;

         WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

         WHEREAS, the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to this series of Preferred Stock and the number of shares constituting and the designation of such series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

         a. DESIGNATION. This series of Preferred Stock shall be designated "Series B Preferred Stock".

         b. NUMBER. The number of shares constituting the Series B Preferred Stock shall be 200,000. None of the Series B Preferred Stock have been issued.

         c. DIVIDENDS. Commencing on the date of issuance (the "Issuance Date"), each issued and outstanding share of Series B Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends in preference to the holders of Common Stock, par value $0.10 per



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share (the "Common Stock"), of the Corporation, and any other junior stock, until conversion, at the rate (the "Dividend Rate") of $1.25 per annum per share of Series B Preferred Stock, subject to adjustment in each case as hereinafter set forth, payable semi-annually on each October 15 and April 15 (the "Dividend Payment Date"), to holders of record on September 30 and March 31 ("Dividend Record Date"). Dividends shall accrue from the Issuance Date and shall accrue from day to day, whether or not earned or declared. Dividends shall be paid on the Series B Preferred Stock only when, as and if declared by the Board of Directors, out of funds legally available therefor. Dividends shall be cumulative so that, if such dividends in respect of any previous or current semi-annual period, at the annual rate specified above (subject to adjustment as herein provided), shall not have been paid or declared and a sum sufficient for payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or set apart for any equity securities of the Corporation which is junior to the Series B Preferred Stock. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest. Unless full cumulative dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any equity security of the Corporation which is junior to the Series B Preferred Stock, and (ii) no shares of any equity security which are junior to the Series B Preferred Stock of the Corporation shall be purchased, redeemed, or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof. If any dividend previously due on the Series B Preferred Stock has not been paid in full, then no dividends shall be paid or declared upon any shares of any class or series of stock of the Corporation ranking on a parity with the Series B Preferred Stock in the payment of dividends for any period unless a like proportionate dividend for the current period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the Series B Preferred Stock then issued and outstanding. In the event of a split or subdivision of the outstanding shares of Series B Preferred Stock, or the combination or the outstanding shares of Series B Preferred Stock, as the case may be, the dividends provided for herein shall automatically and without any further action be decreased, in the case of a split or subdivision, or increased, in the case of a combination, in proportion to the increase or decrease in the number of shares of Series B Preferred Stock outstanding immediately before such split, subdivision or combination.

         d. LIQUIDATION PREFERENCE.

            (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall each be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any class or series of shares except any class or series of shares which is entitled to priority over the Series B Preferred Stock, by reason of their ownership thereof, a liquidation preference (the "Liquidation Preference") in the amount of $25.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). If upon the occurrence of such event, the remaining assets and funds thus distributed (after taking into account any payment to any class or series of shares having priority over or parity with the Series B Preferred Stock) among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation


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legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

            (ii) For purposes of this Section (d), (A) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (B) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section (d)(iii) below) amounts as specified in Section (d)(i) above.

            (iii) Whenever the distribution provided for in this Section (d) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

         e. VOTING RIGHTS.

            Except as otherwise expressly provided by law or this Certificate of Designation, the holders of the Series B Preferred shall have no voting rights. Notwithstanding the foregoing, so long as any shares of the Series B Preferred Stock remain outstanding, the consent of two-thirds of the holders of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, or the Certificate of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock. Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock, as set forth above.

         f. CONVERSION. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (i) RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for such stock, into
16.667 fully paid and nonassessable shares of Common Stock on and subject to the terms and conditions hereinafter set forth. The conversion rate in effect at any time herein is hereinafter referred to as the "Conversion Rate".

            (ii) AUTOMATIC CONVERSION. Each share of Series B Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of the holder thereof, be deemed automatically converted into that number of Common Stock into which the Series B Preferred Stock would then be converted at the then effective Conversion Rate as of the date that a registration statement covering the shares of Common Stock issuable


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upon conversion of the Series B Preferred Stock has been declared effective by the Securities and Exchange Commission.

            (iii) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to receive certificates for shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificate or certificates representing the Series B Preferred Stock from any holder therefor, and (if lost, stolen or destroyed) of indemnity reasonably satisfactory to the Corporation, and (if mutilated) upon surrender and cancellation of the certificate or certificates, each such holder shall be entitled to convert the Series B Preferred Stock held by such holder into Common Stock in the manner as aforesaid.

            (iv) ADJUSTMENTS TO CONVERSION RATE FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time after the original issue date of the Series B Preferred Stock shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

            (v) ADJUSTMENT FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section (f)(iv) above or a merger or other reorganization referred to in Section (d)(ii) above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.


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            (vi) NO IMPAIRMENT. The Corporation will not, by amendment of its
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of the provisions of this Section (f) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

            (vii) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to this Section
(f), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Rate for the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

            (viii) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time (A) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock, or (B) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock:

                   (x) at least twenty (20) days' prior written notice of the date on which a record shall be taken for determining rights to vote, if any, in respect of the matters referred to in (A) and (B) above;

                   (y) in the case of the matters referred to in (A) and (B) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

            (ix) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (x) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred


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Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

            (xi) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

            (xii) NOTICES. Any notice required by the provisions of this Section (f) to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing in the records of the Corporation.

         g. RANK.

         The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, prior and superior to all series of the Corporation's Preferred Stock and any other class of the Corporation's securities, including the Common Stock.

         RESOLVED FURTHER, that the Chief Executive Officer or any Vice President, and the Secretary or the Chief Financial Officer of this corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of this corporation, to execute, verify and file a certificate of determination of preferences with respect to the Series B Preferred Stock in accordance with Delaware law; and

         RESOLVED FURTHER, that any officer of this corporation, acting alone, be, and hereby is, authorized, empowered and directed, for and on behalf of this corporation, to execute any and all further documents or instruments and to take any further actions as may be necessary, proper or advisable in order to effectuate the intent and purposes of the foregoing resolutions."


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         The undersigned further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Designation of Preferences and Rights are true and correct of our own knowledge.


DATED:  April 12, 1999

                              /s/ JACK I. SALZBERG
                              --------------------------------
                              Jack I. Salzberg, President and
                              Chief Executive Officer


                              /s/ ISAAC S. SALZBERG
                              --------------------------------
                              Isaac S. Salzberg, Secretary